EXHIBIT 5.1



                                         February 12, 2004




Manhattan Pharmaceuticals, Inc.
787 Seventh Avenue, 48th Floor
New York, NY  10019

      Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted on behalf of Manhattan Pharmaceuticals, Inc. (the "Company") in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to registration of an aggregate of 5,400,000 shares of Common Stock, $.001 par value, to be issued by the Company (the "Shares"), pursuant to the terms of the Company's 2003 Stock Option Plan (the "Plan"). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

         1. The Company is a validly existing corporation in good standing under the laws of the State of Delaware.

         2. The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                  Very truly yours,


                                  /s/ Maslon Edelman Borman & Brand, LLP